Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made effective as of January 16, 2020 (the “Effective Date”), by and between First Federal Bank of Wisconsin, a federally chartered savings bank (the “Bank”) and Nikola B. Schaumberg (the “Executive”). The Bank and Executive are sometimes collectively referred to herein as the “parties.”

WITNESSETH

WHEREAS, Executive is currently employed as Chief Financial Officer of the Bank pursuant to an employment agreement, effective as of May 24, 2017, by and between the Executive and the Bank (the “Original Agreement”);

WHEREAS, in connection with the conversion of FFBW, MHC (the “MHC”) from the mutual holding company to the stock holding company form of organization and the related offering of shares of common stock (the “Offering”) by FFBW, Inc., a newly formed Maryland-chartered stock holding company which will serve as the new holding company of the Bank upon completion of the Second-Step Conversion (the “Company”), the Bank desires to amend and restate the Original Agreement in order to remove any reference to the MHC structure and to make certain other changes (collectively the “Second-Step Conversion”); and

WHEREAS, the Original Agreement may be amended in accordance with Section 15 of the Original Agreement and Executive has agreed to such amendment and restatement of the Original Agreement; and

WHEREAS, in connection with the Second-Step Conversion, the parties desire to enter into this Agreement in order to induce Executive to continue her employment with the Bank, and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time, after the Second-Step Conversion; and

WHEREAS, this Agreement shall take effect, and supersede and replace the Original Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                   POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive shall continue to serve as Chief Financial Officer of the Bank. Executive will be responsible for the Bank’s financial and accounting systems, including developing, recommending, implementing and monitoring financial plans and policies. Executive will also perform such executive services for the Bank as may be consistent with her titles and from time to time assigned to her by the Bank’s Board of Directors or the President and Chief Executive Officer of the Bank. Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Bank.

2.                   TERM AND DUTIES.

(a)       Eighteen Month Contract; Annual Renewal. The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of eighteen (18) months. Commencing on the first anniversary date of this Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is eighteen (18) months; provided, however, that the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Anniversary Date: (i) at least thirty (30) days prior to the Anniversary Date, conduct or review a comprehensive performance evaluation of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be included in the minutes of the Board’s meeting. If the decision of such disinterested members of the Board is not to renew this Agreement, then the Board shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to any Anniversary Date, such that this Agreement shall terminate at the end of the remaining term. Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined below, then, on the date of such agreement, the term of this Agreement shall be extended and shall terminate eighteen (18) months following the date on which the Change in Control occurs.

(b)       Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

(c)       Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

(d)       Duties; Membership on Other Boards. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of her business time, attention, skill, and efforts to the faithful performance of her duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business or civic organizations, which, in the Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement. Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.

3.                  COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)        Base Salary. In consideration of Executive’s performance of the duties set forth in Section 2, the Bank shall provide Executive the compensation specified in this Agreement. The Bank shall pay Executive a salary of $138,000 per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Bank may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive’s Base Salary. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.

(b)       Bonus and Incentive Compensation. Executive shall be entitled to equitable participation in incentive compensation and bonuses in any plan or arrangement of the Bank or the Company in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)       Employee Benefits. The Bank shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or from which she was deriving benefit immediately prior to the commencement of the term of this Agreement, and the Bank shall not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees. Without limiting the generality of the foregoing provisions of this Section 3(c), subject to the discretion of the Board, the Executive will be entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, and at the Board’s election: supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank and/or the Company in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d)       Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e)       Expense Reimbursements. The Bank shall also pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing her obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of her duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the year in which such right to such payment or reimbursement occurred.

4.                  PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)       Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event such Event of Termination occurs within eighteen (18) months following a Change in Control (as defined in Section 5 hereof), Section 5 shall apply instead. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

(i)                 the involuntary termination of Executive’s employment hereunder by the Bank for any reason other than termination governed by Section 5 (in connection with or following a Change in Control), Section 6 (due to Disability or death), Section 7 (due to Retirement), or Section 8 (for Cause), provided that such termination constitutes a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code (“Code”); or

(ii)              Executive’s resignation from the Bank’s employ upon any of the following, unless consented to by Executive:

(A)       failure to appoint Executive to the position set forth in Section 1, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank);

(B)       a relocation of Executive’s principal place of employment to a location that is more than thirty (30) miles from the location of the Bank’s principal executive offices as of the date of this Agreement;

(C)       a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank);

(D)       a liquidation or dissolution of the Bank; or

(E)       a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate her employment under this Agreement by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination. The Bank shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Bank may elect to waive said thirty (30) day period.

(b)       Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, the Base Salary and bonuses that Executive would be entitled to for the remaining unexpired term of the Agreement. For purposes of determining the bonus(es) payable hereunder, the bonus(es) will be deemed to be (i) equal to the highest bonus paid at any time during the prior three years, and (ii) otherwise paid at such time as such bonus would have been paid absent an Event of Termination. Such payments shall be paid in a lump sum on the 30th day following the Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until (i) Executive executes a release of her claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement (the “Release”), and (ii) the payments and benefits shall begin on the 30th day following the date of the Executive’s Separation from Service, provided that before that date, the Executive has signed (and not revoked) the Release and the Release is irrevocable under the time period set forth under applicable law.

(c)       Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Bank), as if Executive had continued working for the Bank for the remaining unexpired term of the Agreement following such Event of Termination, earning the salary that would have been achieved during such period. Such payments shall be paid in a lump sum within thirty (30) days of the Executive’s Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(d)       Upon the occurrence of an Event of Termination, the Bank shall provide, at the Bank’s expense, for the remaining unexpired term of the Agreement, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Bank employees. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits, with such payment to be made by lump sum within thirty (30) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(e)       For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Event of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under sub-paragraph (b) or (c) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

5.                  CHANGE IN CONTROL.

(a)        Any payments made to Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.

(b)       For purposes of this Agreement, the term “Change in Control” shall mean:

(1)	Merger: The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)	Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(c)       Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), Executive, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to one and one-half (1.5) times the sum of (i) Executive’s highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control. Such payment shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(d)       Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Bank shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on Executive’s behalf under the Bank’s defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Bank), as if Executive had continued working for the Bank for thirty-six (36) months after the effective date of such termination of employment, earning the salary that would have been achieved during such period. Such payments shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination. If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under this sub-paragraph (c) or (d) of this Section 5 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(e)       Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Bank (or its successor) shall provide at the Bank’s (or its successor’s) expense, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to her termination, except to the extent such coverage may be changed in its application to all Bank employees and then the coverage provided to Executive shall be commensurate with such changed coverage. Such coverage shall cease thirty-six (36) months following the termination of Executive’s employment. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(f)        Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, then such payments or benefits shall be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code. In the event a reduction is necessary, then the cash severance payable by the Bank pursuant to Section 5 shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

6.                  TERMINATION FOR DISABILITY OR DEATH.

(a)        Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive’s employment based on Disability. Upon the determination that Executive has suffered a Disability, disability payments hereunder shall commence within thirty (30) days.

(b)        Executive shall be entitled to receive benefits under all short-term or long-term disability plans maintained by the Bank for its executives. To the extent such benefits are less than Executive’s Base Salary, the Bank shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for one (1) year following the termination of her employment due to Disability, which shall be payable in accordance with the regular payroll practices of the Bank.

(c)        In addition to Section 6(b), the Bank shall cause to be continued non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to the termination of her employment based on Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated based on Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive’s full-time employment by another employer; (iii) one (1) year following the termination of her employment due to Disability; or (iv) Executive’s death.

(d)       In the event of Executive’s death during the term of this Agreement, her estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death in accordance with the regular payroll practices of the Bank for a period of one (1) year from the date of Executive’s death, and the Bank shall continue to provide non-taxable medical and dental insurance benefits normally provided for Executive’s family (in accordance with its customary co-pay percentages) for twelve (12) months after Executive’s death. Such payments are in addition to any other life insurance benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of Executive, including, but not limited to, the Bank’s tax-qualified retirement plans.

7.                  TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at any time after Executive reaches age 65 or in accordance with any retirement policy established by the Board with Executive’s consent as it applies to her. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

8.                  TERMINATION FOR CAUSE.

(a)       The Bank may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” The term “Cause” as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Executive:

(1)	personal dishonesty in performing Executive’s duties on behalf of the Bank;

(2)	incompetence in performing Executive’s duties on behalf of the Bank;

(3)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(4)	breach of fiduciary duty involving personal profit;

(5)	material breach of the Bank’s Code of Ethics;

(6)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(7)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(8)	material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board may suspend the Executive from her duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board. Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 10 below.

(b)       For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

9.                  RESIGNATION FROM BOARDS OF DIRECTORS.

In the event of Executive’s termination of employment due to an Event of Termination, Executive’s service as a director of the Bank, the Company and any affiliate of the Bank or the Company shall immediately terminate. This Section 9 shall constitute a resignation notice for such purposes.

10.              NOTICE.

(a)        Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20. Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b)       Any other purported termination by the Bank or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 10(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 20. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive her Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of her employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, she shall return all cash payments made to her pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for her voluntary termination. If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.

(c)        For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

11.              POST-TERMINATION OBLIGATIONS.

(a)       One Year Non-Solicitation. Executive hereby covenants and agrees that, for a period of one year following her termination of employment with the Bank, she shall not, without the written consent of the Bank, either directly or indirectly (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within twenty-five (25) miles of the locations in which the Bank has business operations or has filed an application for regulatory approval to establish an office, or (ii) solicit business from any customer of the Bank or their subsidiaries, divert or attempt to divert any business from the Bank or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere with the relationship between the Bank and any such person or entity.

(b)       Six Month Non-Competition. Executive hereby covenants and agrees that, for a period of six months following her termination of employment with the Bank, she shall not, without the written consent of the Bank, either directly or indirectly become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings association, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of the Bank or its affiliates or has headquarters or offices within ten (10) miles of Waukesha, Wisconsin. Notwithstanding the foregoing, this non-competition restriction shall not apply if Executive’s employment is terminated following a Change in Control.

(c)       As used in this Agreement, “Confidential Information” means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Bank with respect to all Confidential Information. At all times, both during the Executive’s employment with the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Bank.

(d)       Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

(e)       All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

12.                SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company may accede to this Agreement but only for the purposed of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

13.                EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, including the Original Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

14.                NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)        Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)       This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.                MODIFICATION AND WAIVER.

(a)       This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)       No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.                REQUIRED PROVISIONS.

(a)       The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b)       If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)       If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)       If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)       All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)        Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17.                SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.                 HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.                 GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Wisconsin except to the extent superseded by federal law.

20.                 ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Bank’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.                 INDEMNIFICATION.

(a)       Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Bank or any affiliate (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)       Any indemnification by the Bank shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.

22.                 Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Chairman of the Board First Federal Bank of Wisconsin 134 Wisconsin Avenue Waukesha, WI 53187
To Executive:	_______________ At the address last appearing on the personnel records of the Bank

23.                 EFFECTIVENESS AND TERMINATION OF PRIOR AGREEMENT.

(a)       Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to the consummation of the Second-Step Conversion, and shall become effective as of the Effective Date as defined in the Plan of Conversion and Reorganization of FFBW, MHC (which for purposes of this Agreement shall be referred to as the “Plan of Conversion”). In the event the Plan of Conversion is terminated for any reason, or in the event Executive is not an employee of the Bank as of the Effective Date, this Agreement shall automatically terminate and become null and void.

(b)      Termination of Original Agreement. The Original Agreement shall remain in full force and effect until the Effective Date. Thereafter, on the Effective Date, Executive and the Bank hereby agree that the Original Agreement shall be terminated without any further action of any of the parties thereto. Executive hereby acknowledges and agrees that Executive has no contractual rights to any payments or benefits under the Original Agreement as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representative, and Executive has signed this Agreement, on the date first above written.

FIRST FEDERAL BANK OF WISCONSIN

By:	/s/ James A. Tarantino
James A. Tarantino
Chairman of the Board

EXECUTIVE

/s/ Nikola B. Schaumberg
Nikola B. Schaumberg
Chief Financial Officer